Exhibit 10.5
FORM OF AMENDMENT
TO
ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT
The Endorsement Split Dollar Life Insurance Agreement (the “Agreement”) entered into as of _______________ by and between AvalonBay Communities, Inc., a Maryland corporation (the “Company”), and ____________ (the “Insured”), as previously amended, is hereby further amended as follows:
1. The Agreement is amended and restated as follows:
INTRODUCTION
     The Insured is a valuable employee of the Company. The Company wishes to continue this employment relationship and, as inducement thereto, is willing to participate with the Insured in the payment of premiums on certain life insurance policies as an additional form of compensation for the Insured’s services as an employee of the Company. This Agreement is intended to qualify as a life insurance employee benefit plan as described in Revenue Ruling 64-328.
     NOW, THEREFORE, the parties agree as follows:
ARTICLE 1. GENERAL DEFINITIONS
     The following terms shall have the meanings specified:
     1.1 “Company" means AvalonBay Communities, Inc., or any successor thereto.
     1.2 “Insured" means the Employee.
     1.3 “Insurer(s)” means the insurance company or companies listed on Attachment I hereto.
     1.4 “Policy” or “Policies” means the insurance policy or policies listed on Attachment I, issued on the life of the Insured by the Insurer(s), together with any supplementary contracts to such policies issued by the Insurer(s).
     1.5 “Employment Agreement” means the Employment Agreement made as of _________ between the Company and the Insured, as amended from time to time.

ARTICLE 2. PREMIUMS
     2.1 Premium Payments. During the term of this Agreement, each annual premium on each Policy shall be paid as follows:
     2.1.1. Insured’s Portion. During the term of this Agreement the Insured shall be obligated to pay a portion of each premium equal to the current term rate for the Insured’s age multiplied by the Insured’s then current interest in the death benefit of such Policy. The “current term rate” shall mean the lesser of the Insurer’s term insurance rate or the PS 58 rate, as specified in Revenue Rulings 64-328 and 66-110, or any subsequently issued applicable authority. The Insured shall pay the Insured’s portion of the premium through payroll deduction. After the Insured ceases to be employed by the Company, if this Agreement remains in effect, the Insured shall pay the Insured’s portion of the premium by personal check or cash.
     2.1.2. Company’s Portion. During the term of this Agreement the Company shall pay any additional premium amounts not paid by the Insured that are required to meet the Company’s premium obligations to the Insured under the Plan. Notwithstanding the foregoing, if the Insured is terminated by the Company for Cause (as defined in the Employment Agreement) or the Insured resigns voluntarily and such resignation is not considered a Constructive Termination Without Cause (as defined in the Employment Agreement), the Company shall cease to pay any additional premiums on behalf of the Insured and shall withdraw from the cash surrender value of the Policy an amount equal to the lesser of the aggregate premiums paid by the Company under the Policy or the cash surrender value. The Insured may choose to pay future premiums on his own or arrange for the Policy to be reduced to a fully paid-up Policy. No transfer of the Policy shall be made to the Insured until such time as provided in Article 4.
     2.2 Timing. The Insured’s portion of the premium and the Company’s portion of the premium shall be remitted to the Insurer before expiration of the grace period.
ARTICLE 3. POLICY OWNERSHIP AND INSURED’S BENEFITS
     3.1 Company’s Interest. The Company shall be the sole and exclusive owner of each Policy and the direct beneficiary of an amount of the death proceeds of each Policy equal to the aggregate premiums paid by the Company under the Policy.
     3.2 Insured’s Interest. The Insured shall have the right, during the term of this Agreement, to designate and change direct and contingent beneficiaries (and to elect and change a payment plan for such beneficiaries) with respect to the amount of the death proceeds of each

Policy in excess of that payable to the Company pursuant to Section 3.1. Apart from this right, the Insured shall have no current access to the Policy while this Agreement is in force.
ARTICLE 4. TERMINATION OF AGREEMENT
     ~~This Agreement shall terminate 30 days after the earliest to occur of the following: (i) Insured’s termination of employment by the Company for Cause (as defined in the Employment Agreement), (ii) the Insured’s voluntary termination of employment which is not due to a Constructive Termination Without Cause (as defined in the Employment Agreement), or (iii) the payment of the full premiums due under the Policy for the Policy’s 15th year (i.e., the payment due in 2017).~~
     This Agreement shall terminate in 2017, after the premium due date in such year.
     Upon termination of the Policy, except as otherwise provided in Section 2.1.2, the Company shall first withdraw from the cash surrender value in the Policy an amount equal to the lesser of the aggregate premiums paid by the Company under the Policy or the cash surrender value in the Policy.~~, and~~ The Company shall then transfer the ownership of the Policy to the Insured (subject to the payment of any required withholding taxes.~~); provided, however, that in the event of termination under clause (i) or (ii), transfer of the Policy to the Insured may not occur earlier than six months after the Insured’s termination of employment with the Company.~~ Upon the transfer of the policy to the Insured, the Company’s rights hereunder shall terminate. In the event the Agreement is terminated under any other circumstances, the Insured’s rights hereunder shall terminate.
ARTICLE 5. INSURER(S)
     Each Insurer shall be bound only by the provisions of and endorsements on its Policy, and any payments made or actions taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons. The Insurer shall in no way be bound by or be deemed to have notice of the provisions of this Agreement.
ARTICLE 6. MISCELLANEOUS
     6.1 Termination/Amendment. The Company and the Insured may amend or terminate this Agreement by mutual consent. Any amendment shall be in writing and shall be filed with the Agreement.
     6.2 Transferability. ~~The Insured shall have the right to assign any part or all of the Insured’s interests in each Policy and this Agreement to any person, entity or trust by execution of a written assignment delivered to the Company and the Insurer.~~ The Insured may not assign any part of his interest in each Policy and this Agreement to anyone. The Company may also assign its rights in each Policy and in this Agreement.
     6.3 Binding Effect. This Agreement shall bind the Insured, his heirs, executors, administrators and transferees, and the Company and its successors and any Policy beneficiary.

     2. Attachment I and Attachment II to the Agreement are unchanged and remain in full force and effect.
     IN WITNESS WHEREOF, this Amendment is entered into this ______ day of ____________, 2008.

AVALONBAY COMMUNITIES, INC.
By:
Name:
Title:

By:
Name:
Title:

Insured

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